EXHIBIT 99.11
                            Audited financial statements for the acquired assets

                          Independent Auditors' Report

The Board of Directors
Tenet Healthcare Corporation:

      We have audited the accompanying combined balance sheet of Western Medical Center - Anaheim, Western Medical Center - Santa Ana, Coastal Communities Hospital and Chapman Medical Center, including certain other healthcare businesses related to the operations of these hospitals (collectively, the Tenet Hospitals) as of December 31, 2004, and the related combined statements of operations and changes in ownership equity, and cash flows for the years ended December 31, 2004 and 2003. These combined financial statements are the responsibility of the Tenet Hospitals' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Tenet Hospitals as of December 31, 2004, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Dallas, Texas

May 10, 2005

                                 TENET HOSPITALS
                             Combined Balance Sheet
                                December 31, 2004

                                     Assets

Current assets:
      Cash                                                          $    244,146
      Accounts receivable, less allowance for doubtful accounts
                of $12,842,054                                        37,769,344
      Inventories of supplies, at cost                                 5,913,638
      Other receivables                                                7,597,258
      Prepaid expenses and other current assets                          982,026
                                                                    ------------
                Total current assets                                  52,506,412
Property and equipment, net                                           43,556,983
Notes receivable from affiliate                                        2,396,410
Other assets                                                           1,002,291
Other intangible assets, net of accumulated amortization
      of $3,571,506                                                    6,623,718
                                                                    ------------
                Total assets                                        $106,085,814
                                                                    ============
                        Liabilities and Ownership Equity
Current liabilities:
      Current portion of capital lease obligation                   $    204,141
      Accounts payable                                                21,430,493
      Accrued employee compensation and benefits                       9,997,093
      Medical claims incurred but not reported                         3,748,369
      Accrued restructuring costs                                      3,917,768
      Other current liabilities                                        2,488,838
                                                                    ------------
                Total current liabilities                             41,786,702
Capital lease obligation, net of current portion                       3,455,260
Due to affiliate                                                      10,362,970
                                                                    ------------
                Total liabilities                                     55,604,932
Commitments and contingencies
Ownership equity                                                      50,480,882
                                                                    ------------
                Total liabilities and ownership equity              $106,085,814
                                                                    ============

See accompanying notes to combined financial statements.

                                 TENET HOSPITALS
        Combined Statements of Operations and Changes in Ownership Equity
                     Years ended December 31, 2004 and 2003

                                                              2004                2003
                                                          -------------       -------------
Net patient service revenue                               $ 338,751,643         343,816,749
Other revenue                                                 3,001,098           3,528,865
                                                          -------------       -------------
             Net operating revenues                         341,752,741         347,345,614
                                                          -------------       -------------
Operating expenses:
        Salaries and benefits                               174,626,636         162,011,591
        Supplies                                             47,704,610          51,337,346
        Provision for doubtful accounts                      42,038,130          34,351,283
        Other operating expenses                             97,873,324          98,358,899
        Depreciation                                          3,561,368          10,901,732
        Amortization                                            980,787             604,231
        Impairment of goodwill and long-lived assets                 --         128,502,536
        Restructuring charges                                 3,917,768             116,904
                                                          -------------       -------------
             Total operating expenses                       370,702,623         486,184,522
                                                          -------------       -------------
             Loss from operations                           (28,949,882)       (138,838,908)
Interest income from affiliate                                 (192,238)           (200,973)
Interest expense, net                                           597,052             398,884
                                                          -------------       -------------
             Loss before income taxes                       (29,354,696)       (139,036,819)
Income tax benefit                                           (5,672,000)        (15,402,000)
                                                          -------------       -------------
             Net loss                                       (23,682,696)       (123,634,819)
Ownership equity, beginning of year                          74,163,578         197,798,397
                                                          -------------       -------------
Ownership equity, end of year                             $  50,480,882          74,163,578
                                                          =============       =============

See accompanying notes to combined financial statements.

                                 TENET HOSPITALS
                        Combined Statements of Cash Flows
                     Years ended December 31, 2004 and 2003

                                                                                    2004               2003
                                                                                ------------       ------------
Cash flows from operating activities:
     Net loss                                                                   $(23,682,696)      (123,634,819)
     Adjustments to reconcile net loss to net cash provided by
         (used in) operating activities:
            Depreciation                                                           3,561,368         10,901,732
            Amortization                                                             980,787            604,231
            Provision for doubtful accounts                                       42,038,130         34,351,283
            Loss on disposal of property and equipment                                25,324            272,570
            Deferred income tax expense (benefit)                                  1,542,000        (16,196,000)
            Impairment of goodwill and long-lived assets                                  --        128,502,536
            Restructuring charges                                                  3,917,768            116,904
            Increase (decrease) in cash from changes in
               operating assets and liabilities:
                  Accounts receivable                                            (29,330,238)       (17,709,623)
                  Inventories, prepaid expenses, and other current assets          2,970,188          2,596,062
                  Accounts payable, accrued, and other current liabilities        (7,422,945)         1,931,093
                                                                                ------------       ------------
                     Net cash provided by (used in) operating activities          (5,400,314)        21,735,969
                                                                                ------------       ------------
Cash flows from investing activities:
     Capital expenditures                                                         (2,312,670)        (6,521,324)
     Proceeds from collections on notes receivable                                        --            603,590
     Other investing activities                                                     (262,887)           550,677
                                                                                ------------       ------------
                     Net cash used in investing activities                        (2,575,557)        (5,367,057)
                                                                                ------------       ------------
Cash flows from financing activities:
     Net change in due to affiliate                                                8,350,813        (16,528,641)
     Payments under capital leases                                                  (204,141)          (179,768)
                                                                                ------------       ------------
                     Net cash provided by (used in) financing activities           8,146,672        (16,708,409)
                     Net change in cash                                              170,801           (339,497)
Cash, beginning of year                                                               73,345            412,842
                                                                                ------------       ------------
Cash, end of year                                                               $    244,146             73,345
                                                                                ============       ============
Supplemental disclosure:
     Noncash transaction:
         Accounts payable related to capital expenditures                       $      5,752            379,946
     Interest paid                                                              $    603,595            553,971
     Income tax payments are made at the parent company level

See accompanying notes to combined financial statements.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

(1)   Summary of Significant Accounting Policies

      (a)   Basis of Presentation

            The Tenet Hospitals are primarily engaged in the operation of general hospitals and related healthcare facilities. The combined financial statements of the Tenet Hospitals include the accounts of the following hospitals and certain other healthcare businesses related to the operations of these hospitals, which are operated by various subsidiaries of Tenet Healthcare Corporation (together with its subsidiaries, "Tenet"):

            Western Medical Center - Anaheim       Anaheim, CA          188 beds
            Western Medical Center - Santa Ana     Santa Ana, CA        280 beds
            Coastal Communities Hospital           Santa Ana, CA        178 beds
            Chapman Medical Center                 Orange, CA           114 beds

            All significant intercompany accounts and transactions have been eliminated in combination.

            The accounting and reporting policies of the Tenet Hospitals conform to accounting principles generally accepted in the United States of America and prevailing practices for investor-owned entities within the healthcare industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management regularly evaluates the accounting policies and estimates that are used. In general, management bases the estimates on historical experience and on assumptions that it believes to be reasonable given the particular circumstances in which the Tenet Hospitals operate. Although management believes all adjustments considered necessary for fair presentation have been included, actual results may vary from those estimates.

      (b)   Net Patient Service Revenue

            Net patient service revenue is recognized in the period in which services are performed and is recorded based on established billing rates (gross charges) less estimated discounts for contractual allowances, principally for patients covered by Medicare, Medicaid, managed care and other health plans.

            Gross charges are retail charges. They are not the same as actual pricing, and they generally do not reflect what a hospital is ultimately paid and therefore are not displayed in the combined statements of operations and changes in ownership equity. Hospitals are typically paid amounts that are negotiated with insurance companies or are set by the government. Gross charges are used to calculate Medicare outlier payments and to determine certain elements of payment under managed care contracts (such as stop-loss payments). Because Medicare requires that a hospital's gross charges be the same for all patients (regardless of payer category), gross charges are also what hospitals charge all other patients prior to the application of discounts and allowances.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

            Percentages of net patient service revenue, by payer type, for the Tenet Hospitals for the years ended December 31, 2004 and 2003 were as follows:

                                                           2004           2003
                                                        ----------    ----------

                  Medicare                                  21%           20%
                  Medicaid                                  15%           16%
                  Managed care                              46%           49%
                  Indemnity, self-pay and other             18%           15%

            Revenues under the traditional fee-for-service Medicare and Medicaid programs are based primarily on prospective payment systems. Discounts for retrospectively cost-based revenues, which were more prevalent in earlier periods, and certain other payments, which are based on the hospitals' cost reports, are estimated using historical trends and current factors. Cost report settlements for retrospectively cost-based revenues under these programs are subject to audit and administrative and judicial review, which can take several years until final settlement of such matters are determined and completely resolved. Because the laws, regulations, instructions and rule interpretations governing Medicare and Medicaid reimbursement are complex and change frequently, the estimates recorded by the Tenet Hospitals could change by material amounts.

            Prior to the year ended December 31, 2003, the Tenet Hospitals recorded estimates for contractual allowances and cost report settlements for Medicare and Medicaid based on amounts generated from information accumulated from various accounting and information systems. Adjustments to these accruals were generally made upon the final settlement of Medicare and Medicaid cost reports. During the year ended December 31, 2003, the Tenet Hospitals completed the implementation of a new system and methodology for recording Medicare net revenue and estimated cost report settlements. This resulted in a refinement in recording the accruals to more closely reflect the expected final settlements on its cost reports. For filed cost reports, the Tenet Hospitals now record the accrual based on those cost reports and subsequent activity, and records a valuation allowance against Medicare cost reports based on historical settlement trends. The accrual for cost reports not yet filed is now recorded based on estimates of what the Tenet Hospitals expect to report on the filed cost reports and a corresponding valuation allowance is recorded as previously described. Cost reports must be filed generally within the five months after the end of the annual cost report reporting period. After the cost report is filed, the accrual and corresponding valuation allowance may need to be adjusted. Adjustments for valuation allowances and cost report settlements related to Medicare and Medicaid increased (decreased) net patient service revenue by approximately $2,894,000 and $(8,205,000) during the years ended December 31, 2004 and 2003, respectively.

            Outlier payments, which were established by Congress as part of the diagnosis-related groups (DRG) prospective payment system, are additional payments made to hospitals for treating Medicare patients who are costlier to treat than the average patient in the same DRG. To qualify as a cost outlier, a hospital's billed (or gross) charges, adjusted to cost, must exceed the payment rate for the DRG by a fixed threshold established annually by the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services (CMS). The Medicare fiscal intermediary calculates the cost of a claim by multiplying the billed charges by the cost-to-charge ratio from the hospital's most recent filed cost report. If the computed cost exceeds the sum of the DRG payment plus the fixed threshold, the hospital receives 80% of the difference as an outlier payment.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

            Under Sections 1886(d) and 1886(g) of the Social Security Act, CMS must project aggregate annual outlier payments to all prospective payment system hospitals to be not less than 5% or more than 6% of total DRG payments (Outlier Percentage). The Outlier Percentage is determined by dividing total outlier payments by the sum of DRG and outlier payments. CMS annually adjusts the fixed threshold to bring expected outlier payments within the mandated limit. A change to the fixed threshold affects total outlier payments by changing (1) the number of cases that qualify for outlier payments, and (2) the dollar amount hospitals receive for those cases that still qualify. The most recent change to the cost outlier threshold that became effective on October 1, 2004 was a decrease from $31,000 to $25,800, which CMS projects will result in an Outlier Percentage of 5.1%.

            On January 6, 2003, in response to concerns raised by CMS regarding the level of outlier payments Tenet subsidiary hospitals were receiving, Tenet voluntarily submitted a proposal to CMS that would reduce outlier payments to its hospitals, including the Tenet Hospitals, retroactive to January 1, 2003. During 2003, CMS issued new regulations governing the calculation of outlier payments to hospitals. Those regulations, which became effective August 8, 2003, included several significant changes, many of which were contemplated in Tenet's proposal. Medicare outlier revenue recognized by the Tenet Hospitals was approximately $886,000 for the year ended December 31, 2004 compared with approximately $2,224,000 for the year ended December 31, 2003.

            Tenet's proposal to CMS included a provision to reconcile the payments it would receive under Tenet's proposed interim arrangement to those it would have received if the new CMS regulations had gone into effect on January 1, 2003 up to the effective date of the final rules and regulations (the Reconciliation Period). Effective August 8, 2003, outlier payments to Tenet subsidiary hospitals, including the Tenet Hospitals, began to be calculated by the fiscal intermediary in accordance with the final rule, which applies to all hospitals. The final determination and outcome of outlier payments under the reduction arrangement continues to be the subject of further review and approval by CMS. The final outcome could result in an additional material increase to the ultimate amount of outlier revenue Tenet, including the Tenet Hospitals, could potentially recognize for the Reconciliation Period, but this remains unknown at this point.

            Management believes that adequate provision has been made for any adjustments that may result from final determination of amounts earned under all the above arrangements with Medicare and Medicaid.

            Revenues under managed care plans are based primarily on payment terms involving predetermined rates per diagnosis, per-diem rates, discounted fee-for-service rates and/or other similar contractual arrangements. These revenues are also subject to review and possible audit by the payers. The payers are billed for patient services on an individual patient basis. An individual patient's bill is subject to adjustment on a patient-by-patient basis in the ordinary course of business by the payers following their review and adjudication of each particular bill. The Tenet Hospitals estimate the discounts for contractual allowances utilizing billing data on an individual patient basis. At the end of each month, the Tenet Hospitals attempt to estimate their expected reimbursement for patients of managed care plans based on the applicable contract terms. These estimates are continuously reviewed for accuracy by taking into consideration known contract terms as well as payment history. Although the Tenet Hospitals do not separately accumulate and disclose the aggregate amount of adjustments to the estimated reimbursements for every patient bill, management believes the estimation and review process allows for timely identification of instances where such estimates need to be revised. Management does not believe there were any adjustments to estimates of individual patient bills that were material to its net patient service revenue.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

            Management is not aware of any material claims, disputes, or unsettled matters with any payers that would affect revenues that have not been adequately provided for in the accompanying combined financial statements.

            The Tenet Hospitals provide charity care to patients whose income level is below 200% of the Federal Poverty Level with only a co-payment charged to the patient. The Tenet Hospitals' policy is to not pursue collection of amounts determined to qualify as charity care; and accordingly, the Tenet Hospitals do not report the amounts in net patient service revenue or in the provision for doubtful accounts. Patients whose income level is between 200% and 300% of the Federal Poverty Level may also be considered under a catastrophic provision of the charity care policy. Patients without insurance who do not meet the Federal Poverty Level guidelines are offered assistance in applying for Medicaid and other programs they may be eligible for, such as state disability, Victims of Crime, or county indigent programs. Patient advocates from the Tenet Hospitals' Medical Eligibility Program (MEP) screen patients in the hospital and determine potential linkage to financial assistance programs. They also expedite the process of applying for these government programs. The amount of gross charges foregone under the charity policy, including indigent care accounts, for the years ended December 31, 2004 and 2003 was approximately $30,067,000 and $24,013,000, respectively.

            Receivables from patients who are potentially eligible for Medicaid are classified as Medicaid pending, under the MEP, with appropriate contractual allowances recorded. If the patient does not qualify for Medicaid, the receivables are reclassified to charity care and written off, or they are reclassified to self-pay and adjusted to their net realizable value through the provision for doubtful accounts. Reclassifications of Medicaid pending accounts to self-pay do not typically have a material impact on the results of operations as the estimated Medicaid contractual allowances initially recorded are not materially different than the estimated provision for doubtful accounts recorded when the accounts are reclassified. All accounts classified as pending Medicaid are fully reserved when they reach 180 days old.

      (c)   Provision for Doubtful Accounts

            The Tenet Hospitals provide for accounts receivable that could become uncollectible by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. The Tenet Hospitals estimate this allowance based on the aging of their accounts receivable, historical collection experience for each type of payer and other relevant factors. There are various factors that can impact the collection trends, such as changes in the economy, which in turn have an impact on unemployment rates and the number of uninsured and underinsured patients, volume of patients through the emergency department, the increased burden of co-payments to be made by patients with insurance and business practices related to collection efforts. These factors continuously change and can have an impact on collection trends and the estimation process.

            The Tenet Hospitals' policy is to attempt to collect amounts due from patients, including co-payments and deductibles due from patients with insurance, at the time of service while complying with all federal and state laws and regulations, including, but not limited to, the Emergency Medical Treatment and Labor Act (EMTALA). Generally, as required by EMTALA, patients may not be denied emergency treatment due to inability to pay. Therefore, until the legally required medical screening examination is complete and stabilization of the patient has begun, services are performed prior to the verification of the patient's insurance, if any. In non-emergency circumstances or for elective procedures and services, it is the Tenet Hospitals' policy, when appropriate, to verify insurance prior to a patient being treated.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

            During the year ended December 31, 2004, the Tenet Hospitals recorded additional provisions for doubtful accounts of approximately $7,320,000 as a result of modifying the process for estimating and writing down all existing self-pay accounts (and all future self-pay accounts receivable when they are recorded) to their net realizable value. This change in how the net realizable value of self-pay accounts is estimated was primarily attributable to the continued increase in numbers of uninsured and underinsured patients. Management believes this trend in self-pay is due to a combination of broad economic factors, including unemployment levels, reductions in state Medicaid budgets, increasing numbers of individuals and employers who choose not to purchase insurance, and the increasing burden of co-payments and deductibles to be made by patients instead of insurers. Additionally, many of these patients, who delay or do not seek routine medical care because of the costs, are being admitted through the emergency department and often require more costly care, resulting in higher billings, which are the least collectible of all accounts. These factors cause a change in the Tenet Hospitals' business mix as admissions of uninsured and underinsured patients grow.

            During the year ended December 31, 2003, the Tenet Hospitals recorded additional provisions for doubtful accounts of approximately $3,241,000 to write down their patient receivables to their estimated net realizable value. The significant increase in the provision for doubtful accounts resulted primarily from an adverse change in the Tenet Hospitals' business mix as admissions of uninsured patients grew at an escalating rate. The Tenet Hospitals believe this trend was due to a combination of broad economic factors, including higher unemployment rates, increasing numbers of patients who are uninsured, and the increasing burden of co-payments to be made by patients instead of insurers. The additional charge consisted of two components (1) the effect of accelerating the write-down of self-pay accounts, and (2) the effect of re-evaluating the historical collection patterns for self-pay and managed care accounts receivable in light of the trends at that time. During the year ended December 31, 2003, the Tenet Hospitals' practice was to write down all self-pay accounts receivable, including accounts receivable related to the co-payments and deductibles due from patients with insurance, to their estimated net realizable value as they age over the course of 120 days, at which time any uncollected balances are assigned to an in-house collection agency. Prior to the year ended December 31, 2003, the Tenet Hospitals employed a methodology that utilized graduated write-downs that escalated toward the end of the 120-day period. Given the speed and severity of the trends at that time in self-pay account collection, the Tenet Hospitals changed to a straight-line write-down methodology during the year ended December 31, 2003.

      (d)   Other Receivables

            Other receivables primarily consist of amounts due for government disproportionate share payments and one to three year financial arrangements with physicians related to their recruitment and relocation to the Tenet Hospitals' service areas. These amounts are amortized over the terms of the respective arrangements.

      (e)   Property and Equipment

            Property and equipment are stated at cost, less accumulated depreciation and impairment write-downs related to assets held and used. Additions and improvements to property and equipment are capitalized at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Capital leases are recorded at the beginning of the lease term as assets and liabilities. The value recorded is the lower of either the present value of the minimum lease payments or the fair value of the asset. Such assets, including improvements, are amortized over the shorter of either the lease term or their estimated useful life.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

            The Tenet Hospitals use the straight-line method of depreciation for buildings, building improvements, and equipment over their estimated useful lives as follows:

            Buildings and improvements                             4 to 40 years
            Equipment                                              3 to 15 years

            The Tenet Hospitals evaluate their long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows. However, there is an evaluation performed at least annually. Fair value estimates are derived from independent appraisals, established market values of comparable assets or internal calculations of estimated future net cash flows. The estimates of future net cash flows are based on assumptions and projections believed by management to be reasonable and supportable. These assumptions take into account patient volumes, changes in payer mix, revenue, and expense growth rates and changes in legislation and other payer payment patterns. An impairment evaluation was performed as of December 31, 2003 and, based on the calculations, the Tenet Hospitals recorded an impairment charge of $103,282,940 (see note 9).

            Long-lived assets to be disposed of are reported at the lower of either their carrying amounts or fair values less costs to sell or close. In such circumstances, the Tenet Hospitals' estimates of fair value are based on independent appraisals, established market prices for comparable assets or internal calculations of estimated future net cash flows.

      (f)   Goodwill

            Goodwill represents the excess of costs over the fair value of assets of businesses acquired. Goodwill and other intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are subject to impairment tests performed at least annually. For goodwill, the test is performed at the reporting unit level when events occur that require an evaluation to be performed or at least annually. If the Tenet Hospitals find the carrying value of goodwill or other intangible assets with an indefinite useful life to be impaired, or if the carrying value of a business that is to be sold or otherwise disposed of exceeds its fair value, then the Tenet Hospitals must reduce the carrying value, including any allocated goodwill, to fair value. Estimates of fair value are based on independent appraisals, established market prices for comparable assets or internal calculations of estimated future net cash flows. The annual impairment evaluation was performed as of December 31, 2003 and, based on the calculations, the Tenet Hospitals recorded an impairment charge of $25,219,596 (see note 9).

      (g)   Other Intangible Assets

            Other intangible assets consist primarily of capitalized software costs, which are amortized using the straight-line method over the estimated useful life of the software, which ranges from 3 to 15 years.

      (h)   Medical Claims Incurred but not Reported

            The Tenet Hospitals record estimates of claims incurred but not reported (IBNR) to the Tenet Hospitals for their obligations under agreements with various HMOs. Claims incurred but not reported are estimated using historical claims patterns, current enrollment trends, hospital preauthorizations, member utilization patterns, timeliness of claims submissions, and other factors. These estimates are periodically reviewed and any adjustments are reflected prospectively in operations.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

            The Tenet Hospitals believe that IBNR claims reserves are adequate to satisfy ultimate claims liabilities; however, establishment of IBNR claims estimates is an inherently uncertain process and actual experience could result in prospective revisions to these estimated reserves.

      (i)   Income Taxes

            Tenet files consolidated federal and state income tax returns for the respective states in which it does business, which include the operating results of the Tenet Hospitals. Tenet allocates taxes to the Tenet Hospitals on a separate return basis whereby current and deferred taxes are allocated to the Tenet Hospitals pursuant to the asset and liability method as if the Tenet Hospitals were separate taxpayers. For balance sheet purposes, such allocations are recorded in "Due from (to) affiliate."

            Developing the provision for income taxes and analysis of potential tax exposure items requires significant judgment and knowledge of federal and state income tax laws, regulations and strategies, including the determination of deferred tax assets and liabilities and, if necessary, any valuation allowances that may be required for deferred tax assets.

            Tenet assesses the realization of the deferred tax assets of its subsidiaries, including the Tenet Hospitals, to determine whether an income tax valuation allowance is required. Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, Tenet determines whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The main factors that are considered include:

            o     cumulative losses in recent years;

            o     income/loss expected in future years;

            o unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels;

            o the availability, or lack thereof, of taxable income in prior carryback periods that would limit realization of tax benefits;

            o the carryforward period associated with the deferred tax assets and liabilities; and

            o     prudent and feasible tax-planning strategies.

(2)   Property and Equipment

      Property and equipment consist of the following as of December 31, 2004:

                                                                       2004
                                                                   ------------
      Land                                                         $ 28,139,996
      Buildings and improvements                                     14,802,683
      Equipment                                                       3,868,632
                                                                   ------------
                                                                     46,811,311
      Less accumulated depreciation (note 9)                         (3,254,328)
                                                                   ------------
                       Property and equipment, net                 $ 43,556,983
                                                                   ============

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

      The Tenet Hospitals are affected by State of California Senate Bill 1953 (SB 1953), which requires certain seismic safety building standards for acute care hospital facilities. The Tenet Hospitals are currently reviewing the SB 1953 compliance requirements and developing multiple plans of action to achieve such compliance, the estimated time frame for complying with such requirements, and the cost of performing necessary remediation of certain of the properties. The Tenet Hospitals cannot currently estimate with reasonable accuracy the remediation costs that will need to be incurred in order to make the facilities SB 1953-compliant, but such remediation costs could be significant. Effective January 1, 2004, based upon its current assessment of the SB-153 requirements, the Tenet Hospitals shortened the lives of the buildings and improvements at certain of the properties to a four year useful life resulting in an annual increase to depreciation expense of approximately $1,800,000 ($1,100,000 after-tax) for the year ended December 31, 2004.

(3)   Related Party Transactions

            Related party transactions consist of the following:

      (a) The Tenet Hospitals have a cash management arrangement with Tenet. Pursuant to this arrangement, the Tenet Hospitals' cash receipts are routinely transferred into a bank account of Tenet. Cash disbursements of the Tenet Hospitals are funded by Tenet through zero-balance bank accounts as checks are presented for payment. Tenet Hospitals' cash on deposit in the accounts of Tenet is presented net of amounts payable to Tenet and is classified in "Due from (to) affiliate" in the accompanying combined balance sheet, a non-interest bearing account.

      (b) Tenet advanced funds to the Tenet Hospitals for insurance coverage, other operating costs, and asset purchases during the years ended December 31, 2004 and 2003. Additionally, Tenet charged the Tenet Hospitals a management fee recorded in other operating expenses of $17,917,592 and $15,600,479 for 2004 and 2003, respectively, for administrative, financial, and technical support, which are generally allocated on a pro rata basis utilizing net operating revenues for all of Tenet's hospitals. Such expense allocations to the Tenet Hospitals may not be representative of the costs to be incurred in the future or on a stand-alone basis. Management believes the allocation method described above is reasonable.

      (c) During the year ended December 31, 2002, an affiliate of the Medical Center contributed capital of $3,000,000 in the form of notes receivable bearing interest at 8%. The notes receivable from affiliate are restricted by management indefinitely through the formation of a grantor trust for purposes of potentially funding designated liabilities, if any, and are generally not available for current operating activities. During the years ended December 31, 2004 and 2003, collections received from the affiliate under the notes amounted to $0 and $603,590, respectively. Interest earned under the notes was $192,238 and $200,973, respectively, during the years ended December 31, 2004 and 2003.

      (d) Substantially all of the Tenet Hospitals' professional and comprehensive general liability risks in excess of self-insured retentions, which vary by policy year from $1 million to $3 million per occurrence, are insured through majority owned insurance subsidiaries of Tenet. A significant portion of these risks is, in turn, reinsured with major independent insurance companies. The Tenet Hospitals are charged an allocation of cost by Tenet for their portion of cost relating to this program. The amount allocated to the Tenet Hospitals for these costs was approximately $10,512,000 and $11,574,000 in the years ended December 31, 2004 and 2003, respectively.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

      (e) On December 31, 2004, Tenet terminated its five-year revolving credit agreement and entered into a one-year letter of credit facility. On March 16, 2005, Tenet amended its letter of credit facility. The facility provides for the issuance of up to $250 million in letters of credit. Prior to its amendment, the letter of credit facility was collateralized by the stock of certain of Tenet's subsidiaries, including the Tenet Hospitals, and by cash equal to 105% of the facility. Under the amended letter of credit facility, the lenders have agreed to release their liens on the stock of Tenet's subsidiaries, including the Tenet Hospitals, at Tenet's request any time after April 15, 2005, so long as no default exists. At the time of such release, the termination date of the letter of credit facility will be extended from December 31, 2005 to June 30, 2006. The facility will remain collateralized by cash as described above. On April 19, 2005, the stock certificates were returned to Tenet, and subsequently, termination notices for all liens were submitted to each state and are pending confirmation. In accordance with the amended facility, the termination date of the letter of credit facility was extended from December 31, 2005 to June 30, 2006.

(4)   Claims and Lawsuits

      Tenet and the Tenet Hospitals are subject to a significant number of claims and lawsuits. Tenet is also the subject of federal and state agencies' heightened and coordinated civil and criminal investigations and enforcement efforts, and has received subpoenas and other requests for information relating to a variety of subjects. In the present environment, management expects these enforcement activities will take on additional importance, that government enforcement activities may intensify and that additional matters concerning Tenet and its subsidiaries may arise. Management also expects new claims and lawsuits to be brought against Tenet and its subsidiaries from time to time.

      The results of these claims, lawsuits and investigations cannot be predicted, and it is possible that the ultimate resolution of these matters, individually or in the aggregate, may have a material adverse effect on the Tenet Hospitals' business (both in the near and long term), financial position, results of operations or cash flows. Although Tenet and the Tenet Hospitals defend themselves vigorously against claims and lawsuits and cooperate with investigations, these matters (1) could require payment of substantial damages or amounts in judgments or settlements, which individually or in the aggregate could exceed amounts, if any, that may be recovered under insurance policies where coverage applies and is available, (2) cause substantial expenses to be incurred,
      (3) require significant time and attention from management and (4) could cause Tenet to close or sell hospitals or otherwise modify the way its business is conducted. Reserves for claims and lawsuits are recorded when they are probable and reasonably estimable.

      Currently pending legal proceedings and investigations that are not in the ordinary course of business are principally related to the subject matters set forth below.

      On July 3, 2003, Tenet and several of its subsidiaries received administrative subpoenas from the United States Attorney's Office for the Central District of California seeking documents from 1997 to 2003 related to physician relocation agreements at seven Southern California hospitals owned by Tenet subsidiaries during that period, as well as summary information about physician relocation agreements related to all of its hospital subsidiaries, including the Tenet Hospitals. Specifically, the subpoenas, issued in connection with a criminal investigation, seek information from Tenet, three intermediary corporate subsidiaries and subsidiaries that own or owned seven of Tenet's Southern California hospitals. Tenet is cooperating with the government with respect to this investigation.

      In November 2003, the California Department of Health Services announced that it had completed its audit of one hospital in California owned by Tenet and intends to expand its audits to all California hospitals owned by Tenet, including the Tenet Hospitals, and refer the findings to other state and federal agencies.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

      Tenet, including the Tenet Hospitals, has been sued in class action lawsuits in a number of states, including California, regarding the pricing of pharmaceuticals and other products and services. In California, various actions have been coordinated into one proceeding entitled Tenet Healthcare Cases II, J.C.C.P. No. 4289, now pending in the Los Angeles County Superior Court. On December 24, 2003, after the court overruled most of Tenet's demurrers to plaintiffs' First Amended and Consolidated Complaint, plaintiffs in the coordinated California action filed a Second Amended and Consolidated Class Action and Representative Complaint against Tenet and all of its California hospitals on behalf of plaintiffs and a purported class consisting of certain uninsured, self-insured and Medicare patients who allegedly paid excessive or unfair prices for prescription drugs or medical products or procedures at hospitals or other medical facilities owned by Tenet or its subsidiaries. The complaint asserts claims for violation of California's unfair competition law, violation of California's Consumers' Legal Remedies Act, breach of contract, breach of the implied covenant of good faith and fair dealing, and unjust enrichment. Plaintiffs seek to enjoin Tenet from continuing the alleged unfair pricing policies and practices, and to recover all sums wrongfully obtained by those policies and practices, including compensatory damages, punitive damages, restitution, disgorgement of profits, treble damages, and attorneys' fees and costs. On January 20, 2004, Tenet answered the Second Amended and Consolidated Complaint and filed counterclaims against the majority of the named plaintiffs for failure to pay the outstanding balances on their respective patient bills. The case is in the class discovery phase, and no due date has been set for plaintiffs' motion for class certification. On March 14, 2005, Tenet received preliminary court approval of a settlement of certain class action lawsuits as referred to above that should be nationwide in effect. Under the proposed settlement, for a period of four years Tenet has agreed to:

      (a) Provide financial counseling to all uninsured patients, including help in understanding and applying for governmental financial assistance and charity care programs. Subject to applicable legal requirements, Tenet will also post information on the availability of such financial assistance on hospital websites and at certain locations in its hospitals.

      (b) Treat uninsured patients fairly and with respect during and after treatment, and regardless of their ability to pay for the treatment they receive.

      (c) Offer uninsured patients reasonable payments and payment schedules. If a patient has applied for financial assistance, Tenet will not attempt to collect fees from the patient while an eligibility determination on the patient's completed application is pending.

      (d) Follow a uniform credit and collection policy, including, among other things, a commitment not to pursue legal action for nonpayment of bills against any patient who is unemployed or without other significant assets or to place a lien on a patient's home.

      (e) Disclose to uninsured patients the estimated charges for anticipated treatment, subject to applicable legal requirements.

      (f) Offer uninsured patients discounted pricing at rates comparable to the hospital's current managed care rates.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

      In addition, Tenet has agreed to provide a reimbursement mechanism for uninsured patients who received medically necessary services at any of its hospitals, including the Tenet Hospitals, between June 15, 1999 and December 31, 2004 - the period covered by the lawsuits - and who paid more than a certain percentage of the hospital's gross charges. The specific percentage varies depending on the year the patient was treated. Tenet also has agreed to offer to discount outstanding unpaid bills for uninsured patients who were treated at its hospitals, including the Tenet Hospitals, during the settlement class period, and to make a $4 million charitable contribution to a health care-related charity specified by the plaintiffs' counsel. As part of the settlement agreement, Tenet and its subsidiaries, including the Tenet Hospitals, made no admission of wrongdoing and continue to vigorously deny the allegations made in the lawsuits. Under the settlement, detailed notices describing the steps to be taken by eligible patients who wish to request a refund or a revised bill will be mailed to class members and published in various periodicals. Tenet may terminate the settlement if more than 1,000 members of the settlement class opt not to participate in the settlement or if the court does not certify a nationwide settlement class. The settlement is subject to other conditions, including final court approval following completion of a fairness hearing and any appeals. At the fairness hearing, which is scheduled to take place on August 5, 2005, settlement class members may object to the fairness, adequacy and reasonableness of the settlement. Written objections to the settlement are due to be filed by June 10, 2005. If a nationwide settlement is approved by the court and given full faith and credit in each of the states where class actions have been filed, class action lawsuits pending against Tenet and certain of its hospitals, including the Tenet Hospitals, should be subject to dismissal. Tenet has filed or plans to file a request for a stay of each of these cases pending final approval of the settlement. Those cases that are not stayed will move forward. At this time, there can be no assurance that the conditions of the settlement will be satisfied or that the settlement will receive final court approval. Tenet has adequately provided for the settlement of this matter as of December 31, 2004 in its consolidated financial statements. No amount of the settlement has been allocated to the Tenet Hospitals as of December 31, 2004.

      The United States Department of Justice, in conjunction with the Office of Inspector General of the Department of Health and Human Services, has been investigating certain hospital billings to Medicare for inpatient stays reimbursed pursuant to diagnosis-related groups 79 (pneumonia), 415 (operating room procedure for infectious and parasitic diseases), 416 (septicemia), and 475 (respiratory system diagnosis with mechanical ventilator). The investigation is believed to have stemmed initially from the government's nationwide pneumonia "upcoding" initiative and focuses on 103 acute care hospitals owned or acquired by subsidiaries of Tenet, including the Tenet Hospitals, during the period September 1992 through December 1998. On January 9, 2003, the government filed a lawsuit in the United States District Court for the Central District of California in regard to this matter, alleging violations of the federal False Claims Act and various common law theories of liability. The government seeks treble damages and other relief, including punitive damages. On November 19, 2003, the District Court (1) granted Tenet's motion to dismiss for failure to plead fraud with the requisite particularity, with leave to amend, (2) granted, in part, Tenet's motion to sever, with leave to amend, and (3) dismissed, with prejudice, the government's claims for unjust enrichment, disgorgement and recoupment. Pursuant to the District Court's order, on February 6, 2004, the government filed a Second Amended Complaint and two additional related complaints against Tenet and various subsidiaries alleging successor liability for claims submitted by the hospitals' prior owners. On July 19, 2004, Tenet answered the complaints relating to Case Nos. CV-03-206-GAF and CV-04-859-GAF, and, on November 1, 2004, Tenet answered the complaint relating to Case No. CV-04-857-GAF. Discovery has commenced and the trial is set to begin March 6, 2007.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

(5)   Benefit Plan

      Substantially all of the employees of the Tenet Hospitals, upon qualification, are eligible to participate in Tenet's defined contribution 401(k) plan. Employees who elect to participate may contribute 1% to 25% of their eligible compensation and Tenet matches such contributions up to a maximum percentage. Effective in 2004, matching contributions are made annually for personnel actively employed as of December 31. Expenses allocated to the Tenet Hospitals for the plan were $3,573,560 and $3,223,648 for the years ended December 31, 2004 and 2003, respectively.

(6)   Leases

      The Tenet Hospitals have long-term lease obligations for certain land and buildings located at Chapman Medical Center. For financial reporting purposes, the leases have been classified as capital leases; accordingly, assets with a net book value of approximately $1,800,000 are included in property and equipment in the accompanying combined balance sheet. These lease obligations are guaranteed by Tenet HealthSystem Health Corp, a Tenet subsidiary. Effective March 8, 2005 these lease obligations were also guaranteed by Tenet Healthcare Corporation.

      The following is a schedule of future minimum lease payments under capitalized leases together with the present value of the net minimum lease payments as of December 31, 2004:

      Year ending December 31:
           2005                                                       $  686,292
           2006                                                          686,292
           2007                                                          686,292
           2008                                                          686,292
           2009                                                          686,292
           Thereafter                                                  2,745,168
                                                                      ----------
                       Total minimum lease payments                    6,176,628
      Less amount representing interest                                2,517,227
                                                                      ----------
                       Present value of net minimum lease payments     3,659,401
      Less current portion                                               204,141
                                                                      ----------
                       Long-term portion                              $3,455,260
                                                                      ==========

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

      The Tenet Hospitals have several noncancelable operating leases, primary for certain land, office space and equipment, with lease terms expiring at various dates. The following is a schedule of future minimum operating lease payments that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2004:

      Year ending December 31:
           2005                                                 $ 2,183,069
           2006                                                   2,017,059
           2007                                                   1,661,229
           2008                                                   1,163,027
           2009                                                     844,267
           Thereafter                                             8,569,793
                                                                -----------
                                                                $16,438,444
                                                                ===========

      Total rental expense for all operating leases was $4,090,186 and $4,220,315 for the years ended December 31, 2004 and 2003, respectively.

(7)   Income Taxes

      Income tax expense (benefit) allocated to the Tenet Hospitals by Tenet on a separate return basis for the years ended December 31, 2004 and 2003 consists of:

                                                    2004               2003
                                                ------------       ------------
      Current:
           Federal                              $ (7,214,000)           713,000
           State                                          --             81,000
                                                ------------       ------------
                                                  (7,214,000)           794,000
                                                ------------       ------------
      Deferred:
           Federal                                 1,780,000        (14,919,000)
           State                                    (238,000)        (1,277,000)
                                                ------------       ------------
                                                   1,542,000        (16,196,000)
                                                ------------       ------------
                                                $ (5,672,000)       (15,402,000)
                                                ============       ============

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

      A reconciliation between the amount of reported income tax expense and the amount computed by multiplying income before tax by the statutory federal income tax rate is shown below:

                                                                        2004               2003
                                                                    ------------       ------------
      Tax provision (benefit) at statutory federal rate of 35%      $(10,274,000)       (48,663,000)
      State income taxes, net of federal income tax benefit             (343,000)        (3,423,000)
      Valuation allowance                                              4,875,000         36,561,000
      Other items                                                         70,000            123,000
                                                                    ------------       ------------
                                                                    $ (5,672,000)       (15,402,000)
                                                                    ============       ============

      Deferred tax assets and liabilities as of December 31, 2004 relate to the following:

                                                                       2004
                                                          -------------------------------
                                                             Assets           Liabilities
                                                          ------------       ------------
      Depreciation and fixed asset basis differences      $ 27,570,000                 --
      Reserves relating to restructuring charges             1,501,000                 --
      Receivable - doubtful accounts and adjustments         2,915,000                 --
      Accruals for insurance risks                           5,902,000                 --
      Other accrued liabilities                              1,140,000                 --
      Intangible assets                                      2,152,000                 --
      Benefit plans                                          1,296,000                 --
      Investments and other assets                                  --            131,000
      Net operating loss carryforward                          452,000                 --
      Other items                                                   --             45,000
                                                          ------------       ------------
                                                            42,928,000            176,000
      Valuation allowance                                  (41,435,000)                --
                                                          ------------       ------------
                                                          $  1,493,000            176,000
                                                          ============       ============

      Through the end of 2002, Tenet has concluded that it was more likely than not that the deferred tax assets of the Tenet Hospitals were realizable. However, Tenet has determined that it was appropriate to record a valuation allowance as of December 31, 2003 and 2004 after considering and weighing all evidence. In making this assessment, the Tenet Hospitals' adverse results of operations was a negative factor. In addition, the negative factor of having a cumulative pre-tax loss at the end of the three-year periods ended December 31, 2003 and 2004, together with the possibility of losses in early future years, imposed a high standard for compelling objective evidence to exist in order to overcome the negative factors indicating that the deferred tax assets may not be realized. Tenet established the valuation allowance as a result of assessing the realization of its deferred tax assets based on the fact that the Tenet Hospitals incurred significant impairment charges and adverse results of operations, which is considered "negative evidence" under SFAS 109, Accounting for Income Taxes (SFAS 109). Tenet concluded that as a result of this negative evidence, SFAS 109 precludes the Tenet Hospitals from relying upon management's forecasts of future income for the purpose of supporting the realization of the deferred tax assets under the more likely than not standard.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

      Income tax expense in the year ended December 31, 2003 included the impact of establishing the valuation allowance for deferred tax assets. Based on the assessment of the realization of the deferred tax assets and the balance of those deferred tax assets, which are adjusted each year for changes in temporary differences, an adjustment of the valuation allowance is recorded each year. Given the magnitude of the valuation allowance, the Tenet Hospitals' future income/losses could result in a significant adjustment to this valuation allowance.

      The Internal Revenue Service ("IRS") has completed an examination of Tenet's consolidated federal tax returns for the fiscal year ended May 31, 1995 through May 31, 1997 and has issued a Revenue Agent's Report, which contains several disputed adjustments. The disputed adjustments related to the Tenet Hospitals include an adjustment with respect to the timing of the recognition of income for tax purposes pertaining to Medicare and Medicaid net revenues and an adjustment with respect to depreciation expense claimed on building improvements placed in service during the audit period. Tenet has filed a protest with the Appeals Division of the IRS. Tenet believes it has adequately provided for all disputed tax matters contained in the Revenue Agent's Report.

      In addition, the IRS has commenced an examination of Tenet's consolidated federal tax returns for the fiscal year ended May 31, 1998 through the seven-month transition period ended December 31, 2002. Tenet cannot determine the ultimate resolution of this examination.

(8)   Disclosures About Fair Value of Financial Instruments

      The carrying amounts of cash, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short-term maturity of these instruments. The carrying value of the "Due from (to) affiliate" account, while classified as long-term since the total account balance is not required to be settled within one year, approximates fair value based on the high level of cash receipts and disbursements routinely processed through this account. In addition, the carrying value of notes receivable from affiliate approximates fair value.

(9)   Impairment of Goodwill and Long-Lived Assets

      The Tenet Hospitals performed a goodwill impairment evaluation as of December 31, 2003, and, as a result, recorded an impairment charge of $25,219,596 with respect to Western Medical Center - Santa Ana. The goodwill impairment charge is the result of a lower estimated fair value for Western Medical Center - Santa Ana due to adverse industry and company-specific challenges that have affected its operating results.

      During 2003, the Tenet Hospitals experienced significant reductions in cash flows from operations, which indicated that the carrying value of the Tenet Hospitals' long-lived assets may not be fully recoverable. As a result, the Tenet Hospitals recorded an impairment charge of $103,282,940 to write-down the carrying value of its long-lived assets to their estimated fair value based upon independent appraisals. The write-down of the long-lived assets resulted in a new cost basis in the assets.

(10)  Restructuring Charges

      The Tenet Hospitals recorded restructuring charges of $3,917,768 and $116,904 during the years ended December 31, 2004 and 2003, respectively, related to employee severance and retention costs.

(11)  Subsequent Event

      On September 29, 2004, Tenet through various subsidiaries entered into an Asset Sale Agreement, as amended, to sell the Tenet Hospitals and related other healthcare businesses for approximately $70,000,000, plus or minus the value of net working capital and certain excluded assets, as defined in the Asset Sale Agreement. The transaction closed during March 2005. No adjustments have been made to the accompanying combined financial statements related to this transaction.

Tenet Hospitals
Notes to Combined Financial Statements
December 31, 2004 and 2003

                                                         Supplemental Schedule 1

                                 TENET HOSPITALS
                       Combining Schedule - Balance Sheet
                                December 31, 2004

                                                                Western         Western
                                                                Medical         Medical           Coastal           Chapman
                                                               Center -         Center -        Communities         Medical
                     Assets                                     Anaheim         Santa Ana         Hospital          Center
                                                              -----------      -----------      -----------       -----------
Current assets:
      Cash                                                    $   201,091               --               --            43,055
      Accounts receivable                                       8,501,228       14,470,822        6,833,128         7,964,166
      Inventories of supplies, at cost                          1,175,549        3,099,426          693,242           945,421
      Other receivables                                         1,838,632        1,913,309        3,811,289            34,028
      Prepaid expenses and other current assets                   176,687          488,411           92,682           224,246
                                                              -----------      -----------      -----------       -----------
                  Total current assets                         11,893,187       19,971,968       11,430,341         9,210,916
Property and equipment, net                                     8,897,950       21,233,466        7,268,772         6,156,795
Due from affiliate                                                     --       50,017,254               --                --
Notes receivable from affiliate                                        --        2,396,410               --                --
Other assets                                                           --          667,291          335,000                --
Other intangible assets                                         1,261,633        2,622,407        1,399,251         1,340,427
                                                              -----------      -----------      -----------       -----------
                  Total assets                                $22,052,770       96,908,796       20,433,364        16,708,138
                                                              ===========      ===========      ===========       ===========
         Liabilities and Ownership Equity (Deficit)
Current liabilities:
      Current portion of capital lease obligation             $        --               --               --           204,141
      Accounts payable                                          4,038,052       12,684,746        1,632,241         3,075,454
      Accrued employee compensation and benefits                2,143,593        4,883,694        1,726,341         1,243,465
      Medical claims incurred but not reported                         --        2,119,044        1,629,325                --
      Accrued restructuring costs                                 937,269        1,091,720        1,100,358           788,421
      Other current liabilities                                   831,129          402,166        1,126,306           129,237
                                                              -----------      -----------      -----------       -----------
                  Total current liabilities                     7,950,043       21,181,370        7,214,571         5,440,718
Capital lease obligation, net of current portion                       --               --               --         3,455,260
Due to affiliate                                                8,092,695               --       31,799,323        20,488,206
                                                              -----------      -----------      -----------       -----------
                  Total liabilities                            16,042,738       21,181,370       39,013,894        29,384,184
Commitments and contingencies
Ownership equity (deficit)                                      6,010,032       75,727,426      (18,580,530)      (12,676,046)
                                                              -----------      -----------      -----------       -----------
                  Total liabilities and ownership equity
                  (deficit)                                   $22,052,770       96,908,796       20,433,364        16,708,138
                                                              ===========      ===========      ===========       ===========



                                                                                  Total
                     Assets                                   Eliminations         2004
                                                              ------------      -----------
Current assets:
      Cash                                                             --           244,146
      Accounts receivable                                              --        37,769,344
      Inventories of supplies, at cost                                 --         5,913,638
      Other receivables                                                --         7,597,258
      Prepaid expenses and other current assets                        --           982,026
                                                              -----------       -----------
                  Total current assets                                 --        52,506,412
Property and equipment, net                                            --        43,556,983
Due from affiliate                                            (50,017,254)               --
Notes receivable from affiliate                                        --         2,396,410
Other assets                                                           --         1,002,291
Other intangible assets                                                --         6,623,718
                                                              -----------       -----------
                  Total assets                                (50,017,254)      106,085,814
                                                              ===========       ===========
         Liabilities and Ownership Equity (Deficit)
Current liabilities:
      Current portion of capital lease obligation                      --           204,141
      Accounts payable                                                 --        21,430,493
      Accrued employee compensation and benefits                       --         9,997,093
      Medical claims incurred but not reported                         --         3,748,369
      Accrued restructuring costs                                      --         3,917,768
      Other current liabilities                                        --         2,488,838
                                                              -----------       -----------
                  Total current liabilities                            --        41,786,702
Capital lease obligation, net of current portion                       --         3,455,260
Due to affiliate                                              (50,017,254)       10,362,970
                                                              -----------       -----------
                  Total liabilities                           (50,017,254)       55,604,932
Commitments and contingencies
Ownership equity (deficit)                                             --        50,480,882
                                                              -----------       -----------
                  Total liabilities and ownership equity
                  (deficit)                                   (50,017,254)      106,085,814
                                                              ===========       ===========

See accompanying independent auditors' report

                                                         Supplemental Schedule 2

                                 TENET HOSPITALS

  Combining Schedule - Statement of Operations and Changes in Ownership Equity
                                    (Deficit)
                          Year ended December 31, 2004

                                                     Western          Western
                                                     Medical          Medical          Coastal          Chapman
                                                     Center -         Center -        Communities       Medical           Total
                                                     Anaheim         Santa Ana         Hospital          Center            2004
                                                   ------------     ------------     ------------     ------------     ------------
Net patient service revenue                        $ 68,406,607      166,547,934       61,575,246       42,221,856      338,751,643
Other revenue                                           432,046          903,084        1,092,196          573,772        3,001,098
                                                   ------------     ------------     ------------     ------------     ------------
                   Net operating revenues            68,838,653      167,451,018       62,667,442       42,795,628      341,752,741
                                                   ------------     ------------     ------------     ------------     ------------
Operating expenses:
      Salaries and benefits                          38,468,922       78,734,037       35,319,084       22,104,593      174,626,636
      Supplies                                        8,822,401       25,657,464        6,531,792        6,692,953       47,704,610
      Provision for doubtful accounts                 8,024,259       20,609,813        8,703,158        4,700,900       42,038,130
      Other operating expenses                       20,481,092       48,354,847       16,303,220       12,734,165       97,873,324
      Depreciation                                      465,557          879,887          477,584        1,738,340        3,561,368
      Amortization                                      200,228          404,112          140,721          235,726          980,787
      Restructuring charges                             937,269        1,091,720        1,100,358          788,421        3,917,768
                                                   ------------     ------------     ------------     ------------     ------------
                   Total operating expenses          77,399,728      175,731,880       68,575,917       48,995,098      370,702,623
                                                   ------------     ------------     ------------     ------------     ------------
                   Loss from operations              (8,561,075)      (8,280,862)      (5,908,475)      (6,199,470)     (28,949,882)
Interest income from affiliate                               --         (192,238)              --               --         (192,238)
Interest expense, net                                    68,254           25,859            4,090          498,849          597,052
                                                   ------------     ------------     ------------     ------------     ------------
                   Loss before income taxes          (8,629,329)      (8,114,483)      (5,912,565)      (6,698,319)     (29,354,696)
Income tax benefit                                   (1,540,000)        (658,000)      (1,387,000)      (2,087,000)      (5,672,000)
                                                   ------------     ------------     ------------     ------------     ------------
                   Net loss                          (7,089,329)      (7,456,483)      (4,525,565)      (4,611,319)     (23,682,696)
Ownership equity (deficit), beginning of year        13,099,361       83,183,909      (14,054,965)      (8,064,727)      74,163,578
                                                   ------------     ------------     ------------     ------------     ------------
Ownership equity (deficit), end of year            $  6,010,032       75,727,426      (18,580,530)     (12,676,046)      50,480,882
                                                   ============     ============     ============     ============     ============

See accompanying independent auditors' report.

                                                         Supplemental Schedule 3

                                 TENET HOSPITALS
                  Combining Schedule - Statement of Cash Flows
                          Year ended December 31, 2004

                                                                                  Western         Western
                                                                                  Medical         Medical         Coastal
                                                                                  Center -        Center -       Communities
                                                                                  Anaheim        Santa Ana        Hospital
                                                                                -----------     -----------     -----------
Cash flows from operating activities:
      Net loss                                                                  $(7,089,329)     (7,456,483)     (4,525,565)
      Adjustments to reconcile net loss to net cash provided by (used in)
         operating activities:
            Depreciation                                                            465,557         879,887         477,584
            Amortization                                                            200,228         404,112         140,721
            Provision for doubtful accounts                                       8,024,259      20,609,813       8,703,158
            (Gain) loss on disposal of property and equipment                        25,729           6,244          (6,649)
            Deferred income tax expense (benefit)                                   807,000       1,855,000        (371,000)
            Restructuring charges                                                   937,269       1,091,720       1,100,358
            Increase (decrease) in cash from changes in operating assets and liabilities:
               Accounts receivable                                               (4,198,083)    (14,087,418)     (6,986,349)
               Inventories, prepaid expenses, and other current assets              865,309         374,386       1,734,342
               Accounts payable, accrued, and other liabilities                  (5,115,911)     (1,780,836)     (1,151,188)
                                                                                -----------     -----------     -----------
                  Net cash provided by (used in) operating activities            (5,077,972)      1,896,425        (884,588)
Cash flows from investing activities:
      Capital expenditures                                                         (790,711)       (957,049)       (413,556)
      Other investing activities                                                   (148,344)        (96,812)          5,917
                                                                                -----------     -----------     -----------
                  Net cash used in investing activities                            (939,055)     (1,053,861)       (407,639)
Cash flows from financing activities:
      Net change in due from/to affiliate                                         6,213,876        (872,506)      1,292,227
      Payments under capital leases                                                      --              --              --
                                                                                -----------     -----------     -----------
                  Net cash provided by (used in) financing activities             6,213,876        (872,506)      1,292,227
                  Net change in cash                                                196,849         (29,942)             --
Cash, beginning of year                                                               4,242          29,942              --
                                                                                -----------     -----------     -----------
Cash, end of year                                                               $   201,091              --              --
                                                                                ===========     ===========     ===========
Supplemental disclosure:
      Noncash transaction:
         Accounts payable related to capital expenditures                       $        --              --              --
      Interest paid                                                                  68,616          26,320           9,562

                                                                                  Chapman
                                                                                  Medical          Total
                                                                                  Center            2004
                                                                                -----------     -----------
Cash flows from operating activities:
      Net loss                                                                   (4,611,319)    (23,682,696)
      Adjustments to reconcile net loss to net cash provided by (used in)
         operating activities:
            Depreciation                                                          1,738,340       3,561,368
            Amortization                                                            235,726         980,787
            Provision for doubtful accounts                                       4,700,900      42,038,130
            (Gain) loss on disposal of property and equipment                            --          25,324
            Deferred income tax expense (benefit)                                  (749,000)      1,542,000
            Restructuring charges                                                   788,421       3,917,768
            Increase (decrease) in cash from changes in operating assets and liabilities:
               Accounts receivable                                               (4,058,388)    (29,330,238)
               Inventories, prepaid expenses, and other current assets               (3,849)      2,970,188
               Accounts payable, accrued, and other liabilities                     624,990      (7,422,945)
                                                                                -----------     -----------
                  Net cash provided by (used in) operating activities            (1,334,179)     (5,400,314)
Cash flows from investing activities:
      Capital expenditures                                                         (151,354)     (2,312,670)
      Other investing activities                                                    (23,648)       (262,887)
                                                                                -----------     -----------
                  Net cash used in investing activities                            (175,002)     (2,575,557)
Cash flows from financing activities:
      Net change in due from/to affiliate                                         1,717,216       8,350,813
      Payments under capital leases                                                (204,141)       (204,141)
                                                                                -----------     -----------
                  Net cash provided by (used in) financing activities             1,513,075       8,146,672
                  Net change in cash                                                  3,894         170,801
Cash, beginning of year                                                              39,161          73,345
                                                                                -----------     -----------
Cash, end of year                                                                    43,055         244,146
                                                                                ===========     ===========
Supplemental disclosure:
      Noncash transaction:
         Accounts payable related to capital expenditures                             5,752           5,752
      Interest paid                                                                 499,097         603,595

      Income tax payments are made at the parent company level.

See accompanying independent auditors' report.

                                                         Supplemental Schedule 4

                                 TENET HOSPITALS
  Combining Schedule - Statement of Operations and Changes in Ownership Equity
                                   (Deficit)
                          Year ended December 31, 2003

                                                      Western          Western
                                                      Medical          Medical          Coastal          Chapman
                                                      Center -         Center -       Communities        Medical          Total
                                                      Anaheim         Santa Ana        Hospital          Center            2003
                                                   ------------     ------------     ------------     ------------     ------------
Net patient service revenue                        $ 78,406,774      156,279,291       59,712,772       49,417,912      343,816,749
Other revenue                                           735,813        1,157,374        1,066,374          569,304        3,528,865
                                                   ------------     ------------     ------------     ------------     ------------
                   Net operating revenues            79,142,587      157,436,665       60,779,146       49,987,216      347,345,614
                                                   ------------     ------------     ------------     ------------     ------------
Operating expenses:
      Salaries and benefits                          36,693,542       74,809,050       29,548,135       20,960,864      162,011,591
      Supplies                                       10,236,909       25,779,010        6,389,435        8,931,992       51,337,346
      Provision for doubtful accounts                 7,840,061       16,171,906        6,939,215        3,400,101       34,351,283
      Other operating expenses                       20,780,525       47,520,509       15,749,752       14,308,113       98,358,899
      Depreciation                                    1,983,962        5,534,842        1,284,524        2,098,404       10,901,732
      Amortization                                      128,346          279,885           88,920          107,080          604,231
      Impairment of goodwill and long-lived assets   16,067,970       83,515,653        7,351,439       21,567,474      128,502,536
      Restructuring charges                               5,790            6,822          104,292               --          116,904
                                                   ------------     ------------     ------------     ------------     ------------
                   Total operating expenses          93,737,105      253,617,677       67,455,712       71,374,028      486,184,522
                                                   ------------     ------------     ------------     ------------     ------------
                   Loss from operations             (14,594,518)     (96,181,012)      (6,676,566)     (21,386,812)    (138,838,908)
Interest income from affiliate                               --         (200,973)              --               --         (200,973)
Interest expense (income), net                          (25,980)         (56,490)          (1,380)         482,734          398,884
                                                   ------------     ------------     ------------     ------------     ------------
                   Loss before income taxes         (14,568,538)     (95,923,549)      (6,675,186)     (21,869,546)    (139,036,819)
Income tax expense (benefit)                         (1,239,000)     (11,676,000)       1,525,000       (4,012,000)     (15,402,000)
                                                   ------------     ------------     ------------     ------------     ------------
                   Net loss                         (13,329,538)     (84,247,549)      (8,200,186)     (17,857,546)    (123,634,819)
Ownership equity (deficit), beginning of year        26,428,899      167,431,458       (5,854,779)       9,792,819      197,798,397
                                                   ------------     ------------     ------------     ------------     ------------
Ownership equity (deficit), end of year            $ 13,099,361       83,183,909      (14,054,965)      (8,064,727)      74,163,578
                                                   ============     ============     ============     ============     ============

See accompanying independent auditors' report.

                                                         Supplemental Schedule 5

                                 TENET HOSPITALS
                  Combining Schedule - Statement of Cash Flows
                          Year ended December 31, 2003

                                                                                  Western          Western
                                                                                  Medical          Medical           Coastal
                                                                                  Center -         Center -        Communities
                                                                                  Anaheim         Santa Ana         Hospital
                                                                                ------------     ------------     ------------
Cash flows from operating activities:
      Net loss                                                                  $(13,329,538)     (84,247,549)      (8,200,186)
      Adjustments to reconcile net loss to net cash provided by (used in)
         operating activities:
            Depreciation                                                           1,983,962        5,534,842        1,284,524
            Amortization                                                             128,346          279,885           88,920
            Provision for doubtful accounts                                        7,840,061       16,171,906        6,939,215
            (Gain) loss on disposal of property and equipment                        287,025          (41,269)          20,540
            Deferred income tax expense (benefit)                                 (1,473,000)     (11,132,000)         104,000
            Impairment of goodwill and long-lived assets                          16,067,970       83,515,653        7,351,439
            Restructuring charges                                                      5,790            6,822          104,292
            Increase (decrease) in cash from changes in operating assets and liabilities:
               Accounts receivable                                               (12,167,277)       4,744,483       (6,358,704)
               Inventories, prepaid expenses, and other current assets            (2,098,349)       2,696,813        1,451,728
               Accounts payable, accrued, and other liabilities                      369,167         (511,610)       2,452,205
                                                                                ------------     ------------     ------------
                  Net cash provided by (used in) operating activities             (2,385,843)      17,017,976        5,237,973
Cash flows from investing activities:
      Capital expenditures                                                        (2,575,979)      (2,155,296)        (842,470)
      Proceeds from collections on notes receivable                                       --          603,590               --
      Other investing activities                                                    (181,678)         434,478          317,583
                                                                                ------------     ------------     ------------
                  Net cash used in investing activities                           (2,757,657)      (1,117,228)        (524,887)
Cash flows from financing activities:
      Net change in due from/to affiliate                                          4,959,702      (16,095,608)      (4,713,086)
      Payments under capital leases                                                       --               --               --
                                                                                ------------     ------------     ------------
                  Net cash provided by (used in) financing activities              4,959,702      (16,095,608)      (4,713,086)
                  Net change in cash                                                (183,798)        (194,860)              --
Cash, beginning of year                                                              188,040          224,802               --
                                                                                ------------     ------------     ------------
Cash, end of year                                                               $      4,242           29,942               --
                                                                                ============     ============     ============
Supplemental disclosure:
      Noncash transaction:
         Accounts payable related to capital expenditures                       $    154,167          164,957            5,635
      Interest paid                                                                    6,830           22,679            5,881


                                                                                  Chapman
                                                                                  Medical           Total
                                                                                  Center             2003
                                                                                ------------     ------------
Cash flows from operating activities:
      Net loss                                                                   (17,857,546)    (123,634,819)
      Adjustments to reconcile net loss to net cash provided by (used in)
         operating activities:
            Depreciation                                                           2,098,404       10,901,732
            Amortization                                                             107,080          604,231
            Provision for doubtful accounts                                        3,400,101       34,351,283
            (Gain) loss on disposal of property and equipment                          6,274          272,570
            Deferred income tax expense (benefit)                                 (3,695,000)     (16,196,000)
            Impairment of goodwill and long-lived assets                          21,567,474      128,502,536
            Restructuring charges                                                         --          116,904
            Increase (decrease) in cash from changes in operating assets and liabilities:
               Accounts receivable                                                (3,928,125)     (17,709,623)
               Inventories, prepaid expenses, and other current assets               545,870        2,596,062
               Accounts payable, accrued, and other liabilities                     (378,669)       1,931,093
                                                                                ------------     ------------
                  Net cash provided by (used in) operating activities              1,865,863       21,735,969
Cash flows from investing activities:
      Capital expenditures                                                          (947,579)      (6,521,324)
      Proceeds from collections on notes receivable                                       --          603,590
      Other investing activities                                                     (19,706)         550,677
                                                                                ------------     ------------
                  Net cash used in investing activities                             (967,285)      (5,367,057)
Cash flows from financing activities:
      Net change in due from/to affiliate                                           (679,649)     (16,528,641)
      Payments under capital leases                                                 (179,768)        (179,768)
                                                                                ------------     ------------
                  Net cash provided by (used in) financing activities               (859,417)     (16,708,409)
                  Net change in cash                                                  39,161         (339,497)
Cash, beginning of year                                                                   --          412,842
                                                                                ------------     ------------
Cash, end of year                                                                     39,161           73,345
                                                                                ============     ============
Supplemental disclosure:
      Noncash transaction:
         Accounts payable related to capital expenditures                             55,187          379,946
      Interest paid                                                                  518,581          553,971

      Income tax payments are made at the parent company level.

See accompanying independent auditors' report.